Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contact:

Teri Dahlman, (617) 995-9807

Idenix Pharmaceuticals Reports Sustained Virologic Response Rate (SVR4) for

Phase II All-Oral Combination Study of Samatasvir (IDX719),

a Potent, Pan-Genotypic HCV NS5A Inhibitor, and Simeprevir

CAMBRIDGE, Mass., Jan. 13, 2014 — Idenix Pharmaceuticals, Inc. (Nasdaq:IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced interim data from the Company’s ongoing phase II 12-week HELIX-1 clinical trial evaluating an all-oral, direct-acting antiviral (DAA) HCV combination regimen of samatasvir (IDX719), Idenix’s once-daily pan-genotypic NS5A inhibitor, and simeprevir (TMC435), a once-daily protease inhibitor jointly developed by Janssen R&D Ireland and Medivir AB, plus ribavirin. The combination regimen was well-tolerated in the study. In the treatment-naïve, non-cirrhotic, genotype 1b or 4 HCV-infected patients receiving 50 mg of samatasvir and 150 mg of simeprevir plus ribavirin, 85 percent (n=17/20) remained undetectable for HCV RNA four weeks after completing therapy (SVR4). The 50 mg dose of samatasvir is the selected dose in the ongoing 3-DAA HELIX-2 clinical trial. The HELIX-1 study results are expected to be presented at a scientific meeting in 2014.

“We are pleased with the progress of our program with Janssen, including the announcement of the HELIX-1 SVR4 and safety data, as well as the recent initiation of a second phase II all-oral combination study, HELIX-2,” stated Ron Renaud, President and Chief Executive Officer of Idenix. “We also have successfully completed the single-dose portion of the phase I/II clinical trial of IDX21437, a next-generation uridine nucleotide prodrug inhibitor, and the 7-day proof-of-concept portion of the study is underway. Based on these important developments, we are on track to initiate an Idenix-sponsored combination study of samatasvir and IDX21437 by mid-2014.”

HELIX-1 STUDY DESIGN

The HELIX-1 trial is the first study in HCV-infected patients to commence under a non-exclusive collaboration agreement signed with Janssen in January 2013. The HELIX-1 trial is a phase II 12-week, randomized, parallel-group study evaluating the antiviral activity, safety and tolerability of samatasvir and simeprevir in treatment-naïve, non-cirrhotic, genotype 1b or 4 HCV-infected patients. Patients in Part A of the study (n=63) were enrolled in one of three treatment groups receiving 50, 100, or 150 mg samatasvir once-daily for 12 weeks in combination with 150 mg of simeprevir plus a weight-based dose of ribavirin. In Part B of the ongoing HELIX-1 study, exploratory cohorts of patients have been added to evaluate the safety and antiviral activity of simeprevir and ribavirin in combination with 1) a 25 mg dose of samatasvir in genotype 1b-infected patients and 2) a 100 mg dose of samatasvir in genotype 6-infected patients.

A second phase II trial (HELIX-2) was initiated in December 2013 evaluating samatasvir, simeprevir and TMC647055, a once-daily non-nucleoside polymerase inhibitor boosted with low-dose ritonavir being developed by Janssen, with and without ribarivin in genotype 1-infected patients who are either treatment-naïve or have previously relapsed after treatment with interferon and ribavirin.

HELIX-1 INTERIM DATA

The combination treatment regimen has been well-tolerated, and there have been no treatment-related serious adverse events in the clinical trial to date. The most frequently reported adverse events were fatigue, pruritus, anemia, nausea and insomnia.

Virologic response data from Part A of the HELIX-1 study are as follows:

Phase II HELIX-1 Combination Clinical Trial	Samatasvir/Simeprevir Treatment Groups
	50 mg/150 mg	100 mg/150 mg	150 mg/150 mg
n	20	21	22 *
Rapid Virologic Response (RVR); Measured after 4 weeks of treatment (LOQ)	20/20(100%)	20/21(95%)	18/19(95%)
End Of Treatment Response (EOT); Measured at end of 12-week treatment period (LOD)	18/20(90%)	19/21(90%)	11/19(58%)
Sustained Virologic Response (SVR4); Measured 4 weeks after end of treatment (LOD)	17/20(85%)	16/21(76%)	10/19(53%)

*	Three subjects prematurely discontinued treatment within the first 3 weeks (1 lost to follow-up, 2 non-compliance)

LOQ = limit of quantitation (< 25 IU/mL); LOD=limit of detection (<10 IU/mL)

“The HELIX-1 study has supported our goal of building the safety profile of samatasvir as part of an all-oral 12-week HCV combination,” said Douglas Mayers, M.D., Chief Medical Officer of Idenix. “Based on these data, the 50 mg dose was selected to be evaluated as part of the 3-DAA combination regimen in the recently initiated HELIX-2 clinical trial.”

ABOUT THE IDENIX/JANSSEN COLLABORATION

In January 2013, Idenix entered into a non-exclusive collaboration with Janssen Pharmaceuticals for the clinical development of all-oral direct-acting antiviral (DAA) HCV combination therapies. The collaboration is evaluating combinations including samatasvir, simeprevir, and TMC647055. The HELIX-1 and HELIX-2 clinical trials are being conducted by Idenix. Both Idenix and Janssen retain all rights to their respective compounds under the agreement.

ABOUT SAMATASVIR (IDX719)

Samatasvir is an NS5A inhibitor with low picomolar, pan-genotypic antiviral activity in vitro. To date, samatasvir has been safe and well-tolerated after single and multiple doses of up to 150 mg in healthy volunteers up to 14 days duration, and in HCV-infected patients up to 12 weeks duration. There have been no treatment-related serious adverse events reported in the program. Samatasvir has demonstrated potent pan-genotypic antiviral activity in HCV-infected patients with mean maximal viral load reductions up to approximately 4.0 log10 IU/mL across HCV genotypes 1-4 in a proof-of-concept, three-day monotherapy study.

ABOUT SIMEPREVIR

Simeprevir is an NS3/4A protease inhibitor jointly developed by Janssen R&D Ireland and Medivir AB for the treatment of chronic hepatitis C infection in combination with other antivirals in HCV genotype 1- and 4-infected patients with compensated liver disease, including cirrhosis.

Simeprevir was approved for the treatment of genotype 1 hepatitis C in September 2013 in Japan under the trade name SOVRIAD™, in November 2013 in Canada under the trade name GALEXOS™ and in November 2013 in the United States under the trade name OLYSIO™. A Marketing Authorisation Application was submitted to the European Medicines Agency (EMA) in April 2013 by Janssen-Cilag International NV seeking approval of simeprevir for the treatment of genotype 1 and genotype 4 chronic hepatitis C. To date, more than 3,700 patients have been treated with simeprevir in clinical trials.

ABOUT HEPATITIS C

Hepatitis C virus is a common blood-borne pathogen infecting three to four million people worldwide annually. The World Health Organization (WHO) estimates that more than 150 million people worldwide are chronically infected with HCV, representing a nearly 5-fold greater prevalence than human immunodeficiency virus.

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the Company’s future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “intends,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s potential pipeline candidates, including any expressed or implied statements regarding the efficacy and safety of samatasvir or any other drug candidate; the successful development of novel combinations of direct-acting antivirals for the treatment of HCV; the likelihood and success of any future clinical trials involving samatasvir, IDX21437 or our other drug candidates; and expectations with respect to funding of operations and future cash balances. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the Company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the Company’s expectations regarding the benefits of the restructuring of its collaboration with Novartis; changes in the Company’s business plan or objectives; the ability of the Company to attract and retain qualified personnel; competition in general; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and the quarterly report on Form 10-Q for the quarter ended September 30, 2013, each as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.

All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.

#    #     #

3